Exhibit 99.1

Ares Capital Corporation Expands Revolving Funding Facility

Facility Expanded to $580 million Through the Addition of Two New Lenders

NEW YORK — June 8, 2012 — Ares Capital Corporation (NASDAQ: ARCC) announced today that its indirect, wholly-owned subsidiary, Ares Capital CP Funding LLC, has increased the size of its revolving funding facility, led by Wells Fargo Securities, from $500 million to $580 million through the addition of two new lenders.  As part of the transaction, the facility may be expanded in the future up to $865 million.

In addition to the funding commitment increase, the facility’s reinvestment period was extended by three months to April 2015, and its final maturity date was extended from January 2017 to April 2017.  The stated interest rate on the facility will remain at LIBOR plus 2.5% with no LIBOR floor.

Including this newly expanded facility, Ares Capital has three revolving facilities (directly or through financing subsidiaries) with total commitments of $1.7 billion with a blended stated interest rate of LIBOR plus 2.3%.

“We are pleased to have further expanded our revolving funding facility through the addition of two new lenders,” said Michael Arougheti, President of Ares Capital Corporation.  “This facility expansion is illustrative of the success we have had raising attractively priced, longer duration capital over the past year as we continue to grow our business.  We appreciate the support of our new and existing lenders.”

About Ares Capital Corporation

Ares Capital is a leading specialty finance company that provides one-stop financing solutions to U.S. middle market companies and private equity sponsors. The Company originates and invests in senior secured loans, mezzanine debt and, to a lesser extent, equity investments through its national direct origination platform. Ares Capital’s investment objective is to generate both current income and capital appreciation through debt and equity investments primarily in private companies. Ares Capital has elected to be regulated as a business development company, and is externally managed by a wholly owned subsidiary of Ares Management LLC. Ares Management is a global alternative asset manager and a SEC-registered investment adviser with approximately $52 billion of committed capital under management as of April 30, 2012. For more information, visit www.arescapitalcorp.com.

Contact:

Ares Capital Corporation

Carl Drake

(404) 814-5204, cdrake@aresmgmt.com